                                                              April 9, 1997

Tomkins Corporation
801 Springfield Street
Dayton, OH  45431

E&W Acquisition Corp.
801 Springfield Street
Dayton, OH  45431


Dear Sirs,

                        This letter is delivered in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 9, 1997, among Tomkins Corporation ("Parent"), E&W Acquisition Corp. ("Sub") and Stant Corporation (the "Company") and the Offer and the Merger contemplated under the Merger Agreement. All terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Stockholder Agreement.

                        The undersigned, Mr. W. Thomas Margetts, is the Beneficial Owner of 204,099 shares of common stock, par value $.01 per share ("Common Stock"), of the Company of which 202,299 are shares of Common Stock issuable upon exercise of stock options held by the undersigned (the "Stock Options").

                        In order to induce Parent and Sub to enter into the Merger Agreement, the undersigned hereby agrees and undertakes that if and to the extent that the undersigned exercises any of the Stock Options, the undersigned will validly tender (or cause the record owner of such shares to validly tender), and not withdraw, pursuant to and in accordance with the terms of the Offer, no later than the second business day following such exercise, all of the shares of Common Stock issued upon such exercise. The undersigned hereby acknowledges and agrees that Parent's and Sub's obligation to accept for payment and pay for any of the shares of Common Stock in the Offer, including the shares of Common Stock Beneficially Owned by the undersigned, is subject to the terms and conditions of the Offer. The undersigned further agrees that in the event the undersigned does not exercise any or all of the Stock Options prior to the expiration of the Offer, the undersgined will not exercise the Stock Options after the expiration of the Offer, and the Stock Options will be cancelled in consideration of a cash payment as set forth in the Merger Agreement. The undersigned acknowledges that his consent for the cancellation of the Stock Options for a cash payment as set forth in the Merger Agreement is not required.

                        The undersigned hereby permits Parent and Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) his identity and ownership of the shares of Common Stock and the nature of his commitments, arrangements and understandings under this letter agreement.

                        The undersigned agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this letter agreement.

                        This letter agreement and the covenants hereunder shall attach to the shares of Common Stock Beneficially Owned by the undersigned and shall be binding upon any person or entity to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                                                Sincerely


                                                /s/ W. Thomas Margetts
                                               -----------------------------
                                                W. Thomas Margetts


Accepted and agreed to by:

TOMKINS CORPORATION


By: /s/ Simon M. Webber
   -----------------------------
Name: Simon M. Webber
Title: Power-of-Attorney


E&W ACQUISITION CORP.


By: /s/ Geoffrey D. Eaton
   -----------------------------
Name: Geoffrey D. Eaton
Title: Chief Executive Officer
       and President


                                       2